                                                                                                                                                                                                                 Entergy Services, Inc.
639 Loyola Avenue (70113)
P.O. Box 61000
New Orleans, LA 70161
Tel: 504-576-5228
Fax: 504-576-4150
e-mail: motts@entergy.com

Mark G. Otts
Senior Counsel
Legal Services Department

Exhibit F-3(a)

October 4, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

In connection with (a) the Application-Declaration on Form U-1, as amended (File No. 70-10157) (the "Application-Declaration"), filed by Entergy Mississippi, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") under the Public Utility Holding Company Act of 1935, as amended ("PUHCA"), contemplating, among other things, the issuance and sale of one or more new series of tax-exempt bonds (the "Tax Exempt Bonds") and, to provide additional security for the Tax-Exempt Bonds, the issuance and pledge by the Company of one or more new series of First Mortgage Bonds of the Company (the "Collateral Bonds"), (b) the order of the Commission dated December 29, 2003 (the "Order") with respect to the effectiveness of the Application-Declaration and the issuance and sale of such Tax-Exempt Bonds and the issuance and pledge by the Company of such Collateral Bonds, and (c) the execution and delivery of a Loan Agreement dated as of September 1, 2004 (the "Loan Agreement") between the Company and the Mississippi Business Finance Corporation (the "MBFC"), the related issuance and sale by the MBFC on September 24, 2004 of a new series of Tax-Exempt Bonds, and the related issuance and pledge by the Company on September 24, 2004 of a new series of Collateral Bonds (collectively, the "Transactions"), I am of the opinion that:

(1) the Company is a corporation duly organized and validly existing under the laws of the State of Mississippi;

(2) the Transactions have been consummated in accordance with the Application-Declaration and the Order;

(3) all state laws that relate or are applicable to the participation by the Company in the Transactions (other than so-called "blue sky" or similar laws, with respect to which I express no opinion herein) have been complied with;

(4) the Collateral Bonds are valid and binding obligations of the Company enforceable in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization, or other similar laws affecting enforcement of mortgagees' and other creditors' rights generally and by general equitable principles (whether considered in a proceeding in equity or at law); and

(5) the consummation of the Transactions has not violated the legal rights of the holders of any securities issued by the Company or any associate company thereof.

I am admitted to the bar of the State of Louisiana, and I have made such examination with respect to the laws of other states and the United States of America as I have deemed necessary and appropriate to express this opinion.

I consent to the use of this opinion as an exhibit to the Certificate pursuant to Rule 24 under PUHCA to be filed by the Company with the Commission in connection with the Transactions.

Very truly yours,

/s/ Mark G. Otts

Mark G. Otts
Senior Counsel -
Corporate and Securities